UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): December 17, 2015

Hanger, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300
Austin, Texas 78758
(Address of principal executive offices (zip code))

(512) 777-3800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hanger, Inc. (the “Company”) announced that Patricia B. Shrader and Eric A. Green informed the Board of Directors (the “Board”) on December 17, 2015 of their resignations from the Board effective immediately. The resignations of Ms. Shrader and Mr. Green were not due to any disagreements with the Company on any matter relating to its operations, policies or practices.
The Company also announced that on December 18, 2015 the Company’s Board elected Kathryn M. Sullivan as a director of the Company to serve until the 2016 annual meeting of stockholders of the Company and until her successor is elected and qualified.
Ms. Sullivan is the Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets, which is an operating division of UnitedHealth Group. UnitedHealth Group is a diversified health care company headquartered in the United States, serving the markets for health benefits through UnitedHealthcare and the growing markets for health services through Optum. Ms. Sullivan has served in her current capacity as Chief Executive Officer for Local Markets since March 2015. She joined UnitedHealthcare in July 2008, as Chief Executive Officer of UnitedHealthcare, Central Region. Prior to joining UnitedHealthcare, Ms. Sullivan served from 2004 to 2008 as Senior Vice President and Chief Financial Officer of Blue Cross Blue Shield Association. From 2003 to 2011, Ms. Sullivan served on the board of directors of Whitney Holding Corporation, the parent of Whitney National Bank, which is now a part of Hancock Holding Company, and served on both of the Audit and Compensation Committees. Ms. Sullivan served on the Executive Board of Advisors for Louisiana State University E.J. Ourso College of Business from 2001 to 2013. She also served on the Board of Directors for Louisiana Life and Health Insurance Guaranty Association, including as Chairman of the Health Insurance Committee, from 2000 to 2004. Presently, Ms. Sullivan serves as a director for UnitedHealthcare Children’s Foundation. Ms. Sullivan also serves as a director for the Executives’ Club of Chicago and YMCA of Metro Chicago.
Ms. Sullivan, a Certified Public Accountant, earned a bachelor’s degree in business administration from Northeast Louisiana University and a master’s degree in business administration from Louisiana State University.
As a non-employee director, Ms. Sullivan will be compensated in accordance with the Company’s compensation policies for non-employee directors, which are as described in the Company’s 2014 proxy statement filed with the Securities and Exchange Commission (“SEC”). Upon her election to the Board, Ms. Sullivan received a pro-rata portion of the annual cash retainer payable to directors, as well as a pro-rata portion of the 9,798 shares of restricted stock granted to each of the Company’s directors in 2015.
There is no arrangement or understanding between Ms. Sullivan and any other person pursuant to which Ms. Sullivan was elected as a director of the Company, and there are no transactions in which Ms. Sullivan has an interest requiring disclosure under Item 404(a) of Regulation S-K.
The Board has acted to decrease the size of its Board from ten to nine directors pursuant to its authority to determine the size of the Board by resolution granted to it under the Amended and Restated By-Laws of the Company.
The Company issued on December 18, 2015 a press release announcing the resignations of Ms. Shrader and Mr. Green and announcing Ms. Sullivan’s election to the Board, which press release is filed herewith as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

(99.1)     Press release of Hanger, Inc. issued on December 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:
Thomas E. Hartman
Senior Vice President and General Counsel

Dated: December 18, 2015

EXHIBIT INDEX

Exhibit No.	Description

(99.1)	Press release of Hanger, Inc. issued December 18, 2015